CASTLE BRANDS REGAINS COMPLIANCE WITH NYSE AMEX LISTING STANDARDS
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NEW YORK – September 14, 2011 — Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium beverage alcohol brands, announced today that the Company has regained compliance with the NYSE Amex continued listing standards.

On July 5, 2011, Castle Brands received a notice from the NYSE Amex Staff indicating that the Company was not in compliance with Section 704 of the NYSE Amex Company Guide, in that it did not hold an annual shareholder meeting within one year after its fiscal year ended March 31, 2010.

The Company subsequently held its annual meeting of shareholders for the fiscal years ended March 31, 2010 and March 31, 2011 on September 12, 2011 and was notified by the NYSE Amex Staff on September 13, 2011 that it was again in compliance with the NYSE Amex continued listing standards.

At the annual meeting of shareholders, all directors were re-elected and all other proposals were approved.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

INVESTOR CONTACTS:
Todd Fromer / Garth Russell
KCSA Strategic Communications
(212) 896-1215 / (212) 896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

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